WPCS Appoints David Horin as New Chief Financial Officer

EXTON, PA - (Marketwired – September 2, 2014) - WPCS International Incorporated (NASDAQ: WPCS) (the “Company”), which specializes in contracting services for communications infrastructure and the development of a digital currency trading platform, today announced the appointment of David Horin, CPA, as its new Chief Financial Officer (“CFO”), effective September 1, 2014.

Sebastian Giordano, Interim CEO of WPCS, stated, “We are very excited to welcome David as our new CFO. Given his comprehensive financial and business experience in the public markets for small-cap companies, he will be an invaluable addition to our management team. Our staff has worked diligently to ensure a seamless and smooth transition. I am looking forward to working with Dave, as we continue to execute on our restructuring initiatives and create new growth opportunities for the Company.”

David Horin commented, “I am delighted to be joining WPCS and look forward to continuing to maintain the highest standard of financial controls at the Company. I am confident my financial leadership and management expertise will contribute to the business initiatives that are underway, help drive future growth and create significant shareholder value.”

Mr. Horin is currently a Managing Partner of Chord Advisors, LLC, an advisory firm that provides targeted financial solutions to public (small-cap and mid-cap) and private small and mid-sized companies. From 2008 to June 2012, Mr. Horin was the Chief Financial Officer of Rodman & Renshaw Capital Group, Inc., a full-service investment bank dedicated to providing corporate finance, strategic advisory, sales and trading and related services to public and private companies across multiple sectors and regions. From 2003 to 2008, Mr. Horin was the Managing Director of Accounting Policy and Financial Reporting at Jefferies Group, Inc,, a full-service global investment bank and institutional securities firm focused on growth and middle-market companies and their investors. Prior to his employment at Jefferies Group, Inc., from 2000 to 2003, Mr. Horin was a Senior Manager in KPMG’s Department of Professional Practice in New York, where he advised firm members and clients on technical accounting and risk management matters for a variety of public, international and early growth stage entities. Mr. Horin has a Bachelor of Science degree in Accounting from Baruch College, City University of New York. Mr. Horin is also a Certified Public Accountant.

Mr. Giordano added, “The Company and the Board of Directors extends its sincere appreciation to Mr. Joe Heater for his excellent performance and dedication as CFO for the last 11 years. Joe has been a tremendous help to me and an integral part of our successful restructuring efforts to date. We wish him continued success.”

About WPCS International Incorporated

WPCS operates in two business segments: (1) providing communications infrastructure contracting services to the public services, healthcare, energy and corporate enterprise markets worldwide; and (2) developing a digital currency trading platform. For more information, please visit www.wpcs.com, www.btxtrader.com and www.gocelery.com.

Statements about the Company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time. The Company's actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the Company undertakes no obligation to update forward-looking statements.

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